Exhibit 10.17

EMPLOYMENT AGREEMENT

AGREEMENT made an entered into by and between AGA Medical Corporation, a Minnesota corporation (the “Company”), and Ronald Lund of 9002 Riley Lake Rd., Eden Prairie, MN 55347 (the “Executive”), effective as of the 1st day of July, 2008 (the “Effective Date”).

WHEREAS, the Executive desires to continue to be employed by the Company, and the Company desires to continue to employ the Executive pursuant to the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, terms, provisions and conditions set forth in this employment agreement (the “Agreement”), the parties hereby agree:

1.                                      Employment.  Subject to the terms and conditions set forth in this Agreement, The Company hereby offers and the Executive hereby accepts employment.

2.                                      Term.  The Company hereby agrees to continue the employment of Executive as Senior Vice President, General Counsel and Secretary, and Executive hereby agrees to accept such employment, on the terms and conditions set forth herein, for the period commencing on Effective Date and terminating on the third (3rd) anniversary of the Effective Date unless sooner terminated as hereinafter set forth) (the “Term”); provided, however, that commencing on such third (3rd) anniversary date, and each anniversary of the date hereof thereafter, the Term of the Agreement shall automatically be extended for one additional year unless at least thirty (30) calendar days prior to each such anniversary date, the Company or Executive shall have given notice that it or Executive, as applicable, does not wish to extend this Agreement.  Following the date on which the Executive’s employment so terminates, unless specifically otherwise agreed between Executive and the Company, the Executive shall cease to hold any position (whether as an officer, director, manager, executive, trustee, fiduciary or otherwise) with the Company, its parent, AGA Medical Holdings, Inc. (“Holdings”), or any of its Subsidiaries or Affiliates.

3.                                      Capacity and Performance.

(a)                                  During the term of Executive’s employment hereunder, Executive shall serve the Company as its Senior Vice President, General Counsel and Secretary and shall report to the Chief Executive Officer.  In addition, and without further compensation, Executive shall serve as a director and/or officer of Holdings and/or one or more of the Company’s Subsidiaries if so elected or appointed from time to time.

(b)                                 During the term of Executive’s employment hereunder, the Executive shall be employed by the Company on a full-time basis and shall perform such duties and responsibilities on behalf of the Company, Holdings, and the Company’s Subsidiaries as may be designated from time to time by the Chief Executive Officer of Holdings.

(c)                                  During the term of Executive’s employment hereunder, Executive shall devote Executive’s business time to the advancement of the business and interest of the Company, Holdings and the Company’s Subsidiaries and to the discharge of Executive’s duties and responsibilities hereunder.  Executive shall not engage in any other business activity during the Term that may interfere with the discharge of Executive’s duties hereunder, except as may be expressly approved in advance by the Chief Executive Officer or the Board of Directors of Holdings (the “Board”) in writing.  Notwithstanding the preceding, the Executive may, without being in violation of the Executive’s obligations hereunder, (i) serve on corporate, civic or charitable boards, or committees which are not engaged in business competition with the Company, and (ii) invest the Executive’s personal assets in such form or manner as will not require any material services by the Executive in the operation of the entities in which such investments are made, provided the Executive shall use the Executive’s best efforts to pursue such activities in such a manner so that such activities shall not prevent the Executive from fulfilling the Executive’s obligations to the Company hereunder.

4.                                       Compensation and Benefits.  During the term of Executive’s employment hereunder as compensation for all services performed by the Executive:

(a)                                  Base Salary.  The Company shall pay the Executive a base salary at the rate of Three Hundred and Seventy Five Thousand and No/100 dollars ($375,000.00) per year, payable in accordance with the payroll practices of the Company for its executives and subject to increase (but not subject to decrease without the consent of Executive) from time to time by the Board, in its sole discretion (such base salary, including any increase from time to time, is hereafter referred to as the “Base Salary”).

(b)                                 Stock Options.  On the Effective Date, or upon approval of the Compensation Committee of the Board, whichever is later, the Company shall grant Executive stock options to purchase 300,000 additional pre-IPO shares of Class B common stock of the Company (“Options”) which shall be reverse split on or before the effective date of the Company’s initial public offering.  The Options shall consist of the maximum amount of incentive stock options as permitted by law and the balance of the Options shall consist of nonqualified stock options.  The Options will have a ten-year term and an exercise price equal to the opening selling price per share as of the effective date of the Company’s initial public offering.  In the event the Company’s initial public offering is not effective on or before December 31, 2008, the exercise price of the stock Options will be the fair market value as of the Effective Date.  Options will vest in three (3) years from the Effective Date upon a vesting schedule equal to one-third (33%) of the total Option shares per year subject to rounding in the Company’s discretion. The Options will be subject to the terms and conditions of the 2006 Equity Investment Plan and applicable Form of Stock Option Agreement, as they may be amended from time to time by the Compensation Committee of the Board in its sole discretion.  Upon a Change of Control, the Options and all prior awards of options granted to Executive to purchase shares of Class B common stock of the Company will automatically vest provided Executive is employed at the time of the Change of Control.  Pre-IPO Options and option shares shall be nonvoting ownership and shall have only those rights as determined by the Compensation Committee of the Board in its sole discretion.

If Executive’s employment is terminated for Cause, all vested and unvested Options and option shares will be forfeited without further action.  If Executive’s employment is terminated for any other reason other than for Cause then (i) Executive shall retain Options and option shares that were vested as of the date immediately preceding the Termination Date; and (ii) Executive shall become vested in additional Options automatically on the Termination Date which shall be calculated by the following formula (which shall be rounded to the nearest whole number of Options): (F/365) X 100,000 (as adjusted upon the reverse split of the Options to a sum equal one-third of the total post-split shares), where F is the number of calendar days between the immediately preceding anniversary of the Effective Date (or the Effective Date if no such anniversary thereof shall have occurred) and the Termination Date; and (iii) remaining unvested Options and option shares will be forfeited.  Options not exercised by Executive within ninety (90) days after the Termination Date will be forfeited.

If Executive’s employment is terminated for any other reason other than for Cause, Executive shall retain vested Options and option shares, and only unvested Options and option shares will be forfeited.  Options not exercised by Executive within ninety (90) days after the Termination Date will be forfeited.

(c)                                  Employee Incentive Plan.    So long as Executive is still employed by Company on the payment dates in this paragraph, the company shall pay Executive a cash bonus for each calendar year ending during the Term no later then the March 15th following the close of each such calendar year, in an amount determined by the Compensation Committee of the Board in its sole discretion and subject to the terms of the then current Employee Incentive Plan; provided, however, that the cash bonus shall not exceed 50% of the Base Salary of Executive at the close of such preceding calendar year; provided, further, that the cash bonus payable on or before

March 15, 2009, shall be calculated based on the Base Salary of Executive had executive been employed for the full 2008 calendar year.

(d)                                 Paid Time Off.  Executive shall be entitled to no less than twenty-four (24) days of paid time off per calendar year during the Term subject to the reasonable business needs of the Company to be used by Executive for vacation, illness and/or personal time.  Paid time off shall be shall be governed by the policies of the Company, as in effect from time to time.

(e)                                  Other Benefits.  Subject to any contribution therefore generally required of executives of the Company, Executive shall be entitled to participate in, or benefit under, any and all executive benefit plans, policies or perquisites from time to time in effect for executives of the Company, generally except to the extent such plans are in a category of benefit specifically otherwise provided to Executive under this Agreement (e.g., severance pay).  Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies.  The Board may alter, modify, add to or delete executive benefit plans at any time as it, in its sole judgment, determines to be appropriate, unless otherwise provided under any executive benefit plan.

(f)                                    Business Expenses.  The Company shall pay or reimburse Executive for all reasonable and necessary business expenses incurred or paid by Executive in the performance of Executive’s duties and responsibilities hereunder, subject to any maximum annual limit or other restrictions on such expenses set by the Board and to such reasonable substantiation and documentation as may be specified by the Company from time to time.

(g)                                 Automobile Allowance.  The Company shall pay Executive an automobile allowance at the rate of Seven Hundred Fifty dollars ($750) per month, payable as additional ordinary income according to the standard payroll practices of the Company.

5.                                       Termination of Employment.  The Executive’s employment hereunder shall terminate under the following circumstances (the date of each event of termination set forth below, by whatever cause, is referred to as the “Termination Date”):

(a)                                  Expiration.  Executive’s employment shall terminate upon the expiration of this Agreement, without renewal, pursuant to Section 2 hereof.

(b)                                 Death.  In the event of Executive’s death during the term of Executive’s employment hereunder, Executive’s employment shall immediately and automatically terminate.

(c)                                  Disability.  The Company may terminate Executive’s employment hereunder, upon notice to Executive, in the event that Executive becomes disabled during Executive’s employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to satisfactorily perform Executive’s duties and responsibilities hereunder on a full-time basis, with reasonable accommodation, for ninety (90) days during any period of three hundred and sixty-five (365) consecutive calendar days.   If any question shall arise as to whether during any period Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of Executive’s duties and responsibilities hereunder, Executive, at the request of the Company, shall submit to a medical examination by a physician selected by the Company (“Company Physician”) to determine whether Executive is so disabled which determination shall be binding on the Executive.  If such question shall arise and Executive shall fail to submit to such medical examination by the Company Physician, the Company’s determination of the issue shall be binding on Executive.

(d)                                 By the Company for Cause.  The Company may terminate Executive’s employment hereunder for Cause at any time upon notice to Executive setting forth the nature of such Cause.  The following shall constitute “Cause” for termination:  (i) Executive’s conviction of or plea of nolo contendere to a felony or other crime involving moral turpitude; (ii) Executive’s fraud, theft or embezzlement committed with respect to the Company, Holdings or the Company’s Subsidiaries; (iii) breach by Executive of any of the provisions of Sections 7, 8, 9 and/or 11 hereof in Executive’s responsibilities to the Company, Holdings or any of the Company’s Subsidiaries; (iv) Executive’s willful and continued failure to perform Executive’s material duties to the Company and its Subsidiaries; or (v) Executive’s willful failure to comply with or follow the directions or orders of the Board; provided, however, that the Company may terminate Executive’s employment hereunder for Cause within the meaning of these clauses (iv) or (v) only after the Company has provided written notice to Executive of the failure and Executive shall have not have remedied such failure within fifteen (15) days following the effectiveness of such notice.

(e)                                  By the Company Other than for Cause.  The Executive’s employment may be terminated by the Company at any time without Cause.

(f)                                    By the Executive.  The Executive may terminate Executive’s employment hereunder at any time upon the provision of sixty (60) days written notice to the Company.

6.                                       Compensation Upon Termination.

(a)                                  Expiration.  In the event of Executive’s termination hereunder upon the expiration of any Term as contemplated by Section 2, the Company shall pay Executive any amounts due and payable in accordance with Section 4(c), plus one lump cash payment equal to six (6) months of the Base Salary at the rate that was in effect during the Term prior to Executive’s Termination Date, within the 30 day period following Executive’s Termination Date.

(b)                                 Death.  In the event of a termination of Executive’s employment hereunder by reason of death as contemplated by Section 5(b), the Company shall pay Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, to Executive’s estate, the following amounts; (i) the sum of the Base Salary earned but not paid through the Termination Date plus the balance of the Executive’s earned but unused vacation days as of the Termination Date for the calendar year in which the Termination Date occurs, and (ii) any life insurance carried on behalf of the Executive for the benefit of Executive’s beneficiaries and Executive’s estate.

(c)                                  Disability.  In the event of a termination of Executive’s employment hereunder by reason of disability as contemplated by Section 5(c), the Company shall pay (i) the Base Salary at the rate in effect on the Termination Date for another six (6) months and (ii) a one time lump sum payment equal to the balance of the Executive’s earned but unused vacation days as of the Termination Date, and the Company shall continue to provide Executive and Executive’s dependents with continued coverage under all Company provided medical and dental benefit plans and policies for the time period commencing on Executive’s Termination Date for another eighteen (18) months (but only if the Executive does not have access at reasonable cost to substantially equivalent benefits through another employer).  Any participation in such benefit plans and policies may be pursuant to the continuation coverage rights of Executive pursuant to Part 6 of Title I of ERISSA (“COBRA”) or the Company may provide such benefits directly through the purchase of insurance or otherwise. If benefits are provided pursuant to COBRA continuation rights, the Company shall pay a cash amount to Executive at the time of the Termination Date that is sufficient to cover all premiums required for such COBRA coverage under the appropriate benefit plans.  Notwithstanding the foregoing, unless the Company so elects, the period for participation in any medical or dental plan pursuant to this paragraph shall not exceed the maximum period of continuation coverage provided under COBRA; provided, that (unless such participation period continues at the election of the Company) at the end of such period of COBRA continuation coverage, the Company will pay the Executive the additional dollar amount that the Company would have contributed if the Executive were to have remained a participant through the end of such 18-month period.

(d)                                 By the Company for Cause, or By Executive.  In the event of a termination of Executive’s employment hereunder by the Company for Cause as contemplated by Section 5(d), or by Executive as contemplated by Section 5(f), the Company shall pay in a lump sum within 30 days of the Terminate Date, to the Executive the sum of the Base Salary earned but not paid through the Termination Date plus the balance of Executive’s earned but unused vacation days as of the Termination Date for the calendar year in which the Termination Date occurs.

(e)                                  By the Company Other than for Cause.  In the event of any termination of Executive’s employment hereunder by the Company other than for Cause as contemplated by Section 5(e), the Company shall pay Executive (i) the Base Salary at the rate in effect on the Termination Date for another twelve (12) months, and (ii) a one-time lump sum payment equal to the balance of Executive’s earned but unused vacation days as of the Termination Date.  Any obligation of the Company to the Executive pursuant to this paragraph is conditioned upon (i) the Executive signing a release of claims in the form appended hereto as Attachment A (the “Executive Release”) within twenty-one (21) days (or such greater period as the Company may specify) following the date notice of termination of employment is given under either Section 5(e) or Section 5(f) and upon the Executive’s not revoking the Executive Release in a timely manner thereafter and (ii) the Executive’s continued full performance of Executive’s continuing obligations under Sections 7, 8 and/or 9 hereof.  Base Salary to which the Executive is entitled under this Section 6(e) shall be payable in accordance with the normal payroll practices of the Company and will begin at the Company’s next regular payroll period which is at least five business days following the effect date of the Executive Release, but shall be retroactive to the next business day following the Termination Date.  The lump-sum payment in respect of accrued vacation required by this Section 6(e) shall be due and payable five business days following the effective date of the Executive Release.

7.                                       Restricted Activities.   The Executive agrees that some restrictions on Executive’s activities during and after Executive’s employment are necessary to protect the goodwill, Confidential Information and other legitimate interest of the Company and its Subsidiaries:

(a)                                  While Executive is employed by the Company and for eighteen (18) months after Executive’s employment terminates (in the aggregate, the “non-Competition Period”), Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, Executive, co-venturer or otherwise (other than through ownership of publicly-traded capital stock of a corporation which represents less than one percent (1%) of the outstanding capital stock of such corporation), (i) compete with the Company, Holdings or any of the Company’s Subsidiaries in any business related to developing, selling, licensing or otherwise providing Products and related services to physicians, hospitals or other medical establishments in the United States or such other business activities which the Company, Holdings or any of the Company’s Subsidiaries shall conduct or intend to conduct as of the Termination Date, or (ii) undertake any planning for any business competitive with the Company, Holdings or any of the Company’s Subsidiaries. Specifically, but without limited the foregoing, Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive or potentially competitive with the business of the Company, Holdings or any of the Company’s Subsidiaries as conducted or under consideration at any time during Executive’s employment with the Company or an of its Subsidiaries (including prior to the date hereof).

(b)                                 Executive agrees that, during Executive’s employment with the Company, Executive will not undertake any outside activity, whether or not competitive with the business of the Company, Holdings or the Company’s Subsidiaries, that could reasonably give rise to a conflict of interest or otherwise interfere with Executive’s duties and obligations to the Company, Holdings or any of the Company’s Subsidiaries.

(c)                                  Executive further agrees that while Executive is employed by the Company and during the Non-Competition Period, Executive will not, directly or indirectly, (i) hire or attempt to hire any Executive of the Company, Holdings or any of the Company’s Subsidiaries or anyone who was such an Executive within the six (6) months preceding such hire or attempt to hire, (ii) hire or attempt to hire any independent contractor providing services to the Company, Holdings or any of the Company’s Subsidiaries or anyone who was such an independent contractor within six (6) months preceding such hire or attempt to hire, (iii) assist in hiring or any attempt to hire of anyone identified in clauses (i) or (ii) of this sentence by any other Person, (iv) encourage any Executive or independent contractor of the Company, Holdings or any of the Company’s Subsidiaries to terminate his or Executive’s relationship with the Company, Holdings or any of the Company’s Subsidiaries, or (v) solicit or encourage any customer or vendor of the Company, Holdings, or any of the Company’s Subsidiaries to terminate or diminish its relationship with any of them, or, in the case of a customer, to conduct with any Person any business or activity which such customer conducts or could conduct with the Company, Holdings or any of the Company’s Subsidiaries.

8.                                       Confidential Information.

(a)                                  Executive acknowledges that the Company, Holdings or any of the Company’s Subsidiaries continually develop Confidential Information,

that Executive has in the past and may in the future develop Confidential Information for the Company, Holdings or any of the Company’s Subsidiaries and that Executive has in the past and may in the future learn of Confidential Information during the course of employment.. Executive will comply with the policies and procedures of the Company and its Subsidiaries for protecting Confidential Information and shall never use or disclose to any Person (except as required by applicable law or for the proper performance of Executive’s duties and responsibilities to the Company and its Subsidiaries), any Confidential Information obtained by Executive incident to Executive’s employment or other association with the Company, Holdings or any of the Company’s Subsidiaries.  Executive understands that this restriction shall continue to apply after Executive’s employment terminates, regardless of the reason for such termination.

(b)                                 All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company, Holdings or any of the Company’s Subsidiaries and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by Executive, shall be the sole and exclusive property of the Company, Holdings and the Company’s Subsidiaries.  Executive shall safeguard all Documents and shall surrender to the Company at the time Executive’s employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in Executive’s possession or control.

9.                                       Assignment of Rights to Intellectual Property.  Executive shall promptly and fully disclose all Intellectual Property to the Company, and Executive hereby acknowledges that all such Intellectual Property is the property of the Company.  Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) Executive’s full right, title and interest in and to all Intellectual Property.  Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that Executive creates shall be considered “work made for hire”. Notwithstanding the foregoing, this Section 9 shall not apply to any Intellectual Property which no equipment, supplies, facility or trade secret information of the Company, Holdings or any of the Company’s Subsidiaries was used and which was developed entirely on Executive’s own time, and (i) which does not relate (A) directly to the business of the Company, Holdings or any of the Company’s Subsidiaries or (B) such entities’ actual or demonstrably anticipated research development, or (ii) which does not result from any work performed by the Executive for the Company, Holdings or any of the Company’s Subsidiaries.

10.                                 Enforcement of Covenants. Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 7, 8 and/or 9 hereof. Executive agrees that said restraints are necessary for the reasonable and proper protection of the Company, Holdings and the Company’s Subsidiaries and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. Executive further acknowledges that, were Executive to breach any of the covenants contained in Sections 7, 8 and/or 9 hereof, the damage to the Company would be irreparable. Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by Executive of any of said covenants. The parties further agree that in the event that any provision of Sections 7, 8 and/or 9 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.  Executive further ratifies all prior covenants with the Company and agrees that this Agreement is a continuation of Executive’s prior employment and that the payment of any sums hereunder, the granting and/or vesting of any Options hereunder, and continued access to the Company’s Confidential Information all constitute independent consideration for the covenants set forth herein.

11.                                 Conflicting Agreements. Executive hereby represents and warrants that the execution of this Agreement and the performance of Executive’s obligations hereunder will not breach or be in conflict with any other agreement to which Executive is a party or is bound during Executive’s employment with the Company, and that Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of Executive’s obligations hereunder. Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

12.                                 Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 12 and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a)          “Affiliate” means, with respect to the Company or any other specified Person, any other Person directly or indirectly controlling, controlled by or under common control with the Company or such other specified Person, where control may be by management authority, equity interest or other means.

(b)         “Change of Control” means (i) a consolidation or merger of the Company or Holdings with or into any other corporation (other than a merger in which the Company or Holdings is the surviving corporation and which will not result in more than 50% of the capital stock of the Company or Holdings being owned of record or beneficially by persons other than the holders of such capital stock immediately prior to such merger), (ii) a sale or disposition of all or substantially all of the properties and assets of the Company as an entirety to any other person or persons, other than Permitted Holders, in a single transaction or series of related transactions, (iii) an acquisition of beneficial ownership by any person or group, other than Permitted Holders, of voting stock of the Company representing more than 50% of the voting power of all outstanding shares of such voting stock, whether by way of merger or consolidation or otherwise, or (iv) any other transaction which results in the disposition of 50% or more of the voting power of all classes of capital stock of the Company on a combined basis, other than Permitted Holders.

(c)          “Confidential Information” means any and all information of the Company, Holdings and the Company’s Subsidiaries that is not generally known by others with whom they compete or do business, or with whom they plan to compete or do business and any and all information which, if disclosed by the Company, Holdings or the Company’s Subsidiaries, would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company, Holdings or the Company’s Subsidiaries, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Company, Holdings or the Company’s Subsidiaries, (iv) the identity and special needs of the customers of the Company, Holdings or the Company’s Subsidiaries and (v) the people and organizations with whom the Company, Holdings or the Company’s Subsidiaries have business relationships and those relationships. Confidential Information also includes any information that the Company, Holdings or any of the Company’s Subsidiaries have received, or may receive hereafter, from others which was received by the Company, Holdings or any of the Company’s Subsidiaries with any understanding, express or implied, that the information would not be disclosed.

(d)         “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by Executive (whether alone or with others and whether or not during normal business hours or on or off the premises of the Company, Holdings or any of the Company’s Subsidiaries) during the  Term of Executive’s employment with the Company or any of its Subsidiaries (including prior to the Effective Date) that relate to either the Products or any prospective activity of the Company, Holdings or any of the Company’s Subsidiaries or that make use of Confidential Information or any of the equipment or facilities of the Company, Holdings or any of the Company’s Subsidiaries.

(e)          “Permitted Holder” means, as of the date of determination, any and all of: (i) an employee benefit plan (or trust forming a part thereof) maintained by (A) Holdings or (B) any corporation or other Person of which a majority of its voting power of its voting equity securities or equity interest is owned, directly or indirectly, by Holdings; (ii) any current stockholders of Holdings as of the date hereof; (iii) any trust or other entity created by any such current stockholder of Holdings, the principal beneficiaries of which are such current stockholder of Holdings and/or members of his family; (iv) any spouse of such current stockholder of Holdings or any lineal descendants (whether natural or adopted) of such current stockholder of Holdings’s grandparents and their spouses; (v) any personal representative of such current stockholder of Holdings or any of the Persons referred to in (iv) above acting within that capacity; and (vii) any Person who is an Affiliate of any Person referred to in (ii) through (v) above or by any combination of them.

(f)            “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, including an Affiliate or a Subsidiary.

(f)            “Products” mean all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its  Subsidiaries, together with all services provided or planned by the Company or any of its Subsidiaries, during Executive’s employment with the Company or any of its Subsidiaries (including prior to the Effective Date).

(g)         “Subsidiary” shall mean any Person of which the Company (or other specified Person) shall, directly or indirectly, own beneficially or control the voting of at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or at least a majority of the partnership, membership, joint venture of similar interests, or in which the Company (or other specified Person) or a Subsidiary thereof shall be a general partner o joint venturer without limited liability.

13.                         Survival. The provisions of this Agreement shall survive following the Termination Date if so provided herein or desirable to accomplish the purposes of other surviving provisions, including without limitation the provisions of Section 6, 7, 8 and 9 hereof.

14.                         Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

15.                         Assignment.  Neither the Company nor Executive may make any assignment of the Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of Executive in the vent that the Company shall hereafter effect a reorganization, consolidation or merger or to whom the Company transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon the Company and Executive, their respective successors, executors, administrators, heirs and permitted assigns.

16.                         Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17.                         Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18.                         Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, when delivered by courier at Executive’s last known address on the books of the Company, or five (5) business days following deposit in the United States mail, postage prepaid, registered or certified, and addressed to Executive at Executive’s last known address on the books of the Company or, in the case of the Company, at is principal place of business, attention of the Chairman of the Board, or to such other address as either party may specify by notice to the other actually received.

19.                         Entire Agreement. This Agreement and the other plans and documents specifically referred to herein constitute the entire agreement between the parties regarding the subject matter of this Agreement and such other plans and documents and supersede all prior communications, agreements and understandings, written or oral, with respect to such subject matter, including any prior employment or similar agreements between Executive and the Company.

20.                         Amendment. This Agreement may be amended or modified only by a written instrument signed by Executive and by an expressly authorized representative of the Company.

21.                         Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

22.                         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

23.                         Compliance with Laws. If the Company or Executive reasonably determine that the terms of this Agreement are not in compliance with applicable laws or regulations, including without limitation as would result in the imposition of extraordinary current taxation, the Company and Executive agree to undertake commercially reasonable efforts to amend this Agreement to cure such noncompliance. In furtherance of the foregoing, it is the intent of the Company and Executive that this Agreement comply with the provisions and principles established by the Internal Revenue Service pursuant to Section 409A of the Internal Revenue Code of 1986, as amended.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by Executive, as of the date first above written.

THE EXECUTIVE:	AGA MEDICAL CORPORATION

/s/ Ronald Lund	By:	/s/ John Barr
Ronald Lund	John Barr
Its: President and CEO